                                                                    EXHIBIT 10.6

                                                  This document constitutes part
                                                        of a prospectus covering
                                                     securities registered under
                                                      the Securities Act of 1933



================================================================================



                   QWEST COMMUNICATIONS 401(k) SAVINGS PLAN

                           effective January 1, 1999




                           SUMMARY PLAN DESCRIPTION



================================================================================
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                              PLAN ADMINISTRATION


Name of Plan:                  Qwest Communications 401(k) Savings Plan

Type of Plan:                  401(k) Profit Sharing

Plan Number:                   002

Plan Sponsor:                  Qwest Communications International Inc.
                               555 Seventeenth Street, 1000 Qwest Tower
                               Denver, CO 80202

Employer Identification
 Number:                       84-1339282

Other Adopting Employers:      You can contact the Benefits Group in the Human
                               Resources Department for a list of adopting employers

Plan Year:                     January 1 to December 31

Plan Administrator:            Plan Administrative Committee
                               555 Seventeenth Street, 1000 Qwest Tower
                               Denver, CO 80202

Recordkeeper:                  Merrill Lynch
                               265 Davidson Avenue
                               Somerset, NJ  08873

Voice Response Number:         1-800-228-4015

Trustee:                       Merrill Lynch Trust Company FSB
                               300 Davidson Avenue
                               Somerset, NJ  08873
                               (732) 627-8128


Agent for Service of Legal     General Counsel
 Process:                      Qwest Communications International Inc.
                               555 Seventeenth Street, 1000 Qwest Tower
                               Denver, CO  80202

                               Legal process may also be served on the Trustee

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                                 INTRODUCTION


Qwest Communications International Inc. (the "Company") has established the Qwest Communications 401(k) Savings Plan (the "Plan") for its eligible employees and the eligible employees of the Company's subsidiaries that adopt the Plan. The Plan is effective January 1, 1999. We hope that this Plan will play a part in helping you save for your retirement.

Two formal legal documents comprise the Plan. One is the Plan itself. The other is a trust agreement. The plan and trust agreement are intended to be "qualified" under the Internal Revenue Code. From time to time the Internal Revenue Service ("IRS") may require that certain changes be made to the Plan or trust agreement. You will be advised if any such changes affect the information in this booklet.

This booklet (your "Summary Plan Description" or "SPD") is provided to explain how the Plan works. It describes your benefits and rights as well as your obligations under the Plan. It is important for you to understand that because this SPD is a summary, it cannot cover all of the details of the Plan or how the rules will apply to every person in every situation. All of the specific rules governing the Plan are in the Plan document and trust agreement. You, your beneficiaries, and your lawyer or other legal representative may examine the Plan, the trust agreement and other documents relating to the Plan and trust agreement during regular business hours or by appointment at a mutually convenient time in the office of the Plan Administrator. You may obtain a copy of the Plan and trust agreement. There is a charge for photocopying.

EVERY EFFORT HAS BEEN MADE TO ACCURATELY DESCRIBE THE COMPLICATED PROVISIONS OF THE PLAN. IF THERE IS ANY CONFLICT BETWEEN THIS SPD AND THE PLAN DOCUMENT OR TRUST AGREEMENT, THE PLAN DOCUMENT AND THE TRUST AGREEMENT WILL ALWAYS BE FOLLOWED IN THE ACTUAL DETERMINATION OF YOUR BENEFITS.

If you have any questions about the Plan or trust agreement, you should contact the Benefits Group in the Human Resources Department.

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                         ELIGIBILITY AND PARTICIPATION


ELIGIBILITY:  GENERAL

All employees who satisfy the requirements described below are eligible to participate, except for the following employees, who are referred to in this Summary Plan Description as "ineligible employees":

          employees who are covered by a collective bargaining agreement that does not provide for their participation in the Plan,

          non-resident aliens with no income taxable in the United States,

          leased employees,

          employees of a subsidiary that does not participate in the Plan,

          individuals who were originally treated as independent contractors and who are reclassified as employees as the result of a judicial or administrative proceeding.

ELIGIBILITY:  SALARY DEFERRAL CONTRIBUTIONS

You are eligible to make Salary Deferral Contributions (described under "Participant Salary Deferral Contributions" in the next section) on the first day of the payroll period after you receive your first paycheck.

If you are eligible to contribute to the Qwest Communications International Inc. 401(k) Plan, the LCI International 401(k) Savings Plan, or the U.S. Long Distance Corp. 401(k) Retirement Plan on December 31, 1998, you are eligible to contribute to this Plan on and after January 1, 1999.

ELIGIBILITY:  COMPANY MATCHING CONTRIBUTIONS

You are eligible to receive Company Matching Contributions, if any, on the first day of the payroll period in which the first anniversary of the day you started work with the Company falls.

If you satisfied the one year requirement on January 1, 1999, you are eligible to receive a Company Matching Contribution, if any, on and after January 1, 1999.

ELIGIBILITY: TERMINATION AND REEMPLOYMENT

If you leave the Company after you complete the eligibility requirements, and if you come back to work for the Company, you may re-enter the Plan as of the first day of the next payroll period after you return to work for the Company. However, if you had not completed the one-year requirement before you left the Company, you will not be eligible to receive a Company Matching Contribution, if any, until you satisfy the one-year requirement.

ENROLLMENT IN THE PLAN

In order to become a participant, you must enroll in the Plan by electing to make Salary Deferral Contributions. To enroll in the Plan, you must call Merrill Lynch's 800 number (1-800-228-4015). When you enroll, you must select an investment fund or funds. If you do not select at least one investment fund,

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your enrollment will not be processed.  You may enroll in the Plan as of the first date you were eligible or at any time thereafter.

HOW YOUR SERVICE IS MEASURED

In general, service refers to the length of time you are employed by the Company and its subsidiaries. Your service is important under the Plan because it is used to determine when you are eligible to participate and to share in any Company contributions.

Your service is based on the number of days and months that you are employed by the Company and its subsidiaries. In general, your service begins on your first day of work and ends when you terminate employment. However, if you terminate employment and return to work with the Company or a Company subsidiary within 12 months of your termination date, the period that you were absent will be included in your service. If you have any questions about how your service is determined, you should contact the Benefits Group in the Human Resources Department.

All of your service with the Company and its subsidiaries counts towards your years of service -- both service as an eligible employee and service while you are an ineligible employee.

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                                 CONTRIBUTIONS


PARTICIPANT SALARY DEFERRAL CONTRIBUTIONS

You may contribute from 1% to 18% of your pay in whole percentages to the Plan as a Salary Deferral Contribution. If you are "highly compensated", the amount that you can contribute may be limited (see "Limits on Contributions" below). Your Salary Deferral Contributions are not subject to federal income tax, but they are subject to Social Security taxes.

COMPANY MATCHING CONTRIBUTIONS

You may be eligible to receive a Company Matching Contribution, if any, only if you have completed the one year of service requirement described in the preceding section under "Eligibility: Company Matching Contribution." The Company decides the amount of its matching contribution. The Company's matching contribution, if any, is based on the amount and the rate of your salary deferral contributions. Only salary deferral contributions up to 3% of your pay may be matched.

     EXAMPLE:  Your rate of salary deferral contributions is 8% of your pay.
     The Company's match, however, applies only to salary deferral contributions up to 3% of your pay. The Company may contribute according to the formula above for each dollar of salary deferral contributions you make up to 3% of your pay. The salary deferral contributions you make in excess of 3% of your pay are not matched.

PAY USED IN DETERMINING CONTRIBUTIONS

For purposes of determining contributions under the Plan, your pay is your taxable wages, modified by including your Salary Deferral Contributions under this Plan and before-tax contributions you make to Flexible Spending Accounts and excluding your income from the exercise of stock options and from the sale of Qwest Communications International Inc. common stock ("Qwest Stock") purchased under the Employee Stock Purchase Plan.

LIMITS ON CONTRIBUTIONS

In general, you may elect to contribute any percentage of your pay from 1%-18% (in whole percentages). There are several additional limitations:

1. Under federal law, the amount you can save as a Salary Deferral Contribution in any calendar year is limited to a specific dollar amount. This limit was originally $7,000 per year; however, it is indexed for increases in the cost of living. For 1999, the limit is $10,000. You will be notified if and when the annual dollar limitation is changed for future years.

     The dollar limit applies to your before-tax contributions under this Plan as well as any other 401(k) savings plan(s) in which you may participate in the same calendar year. If your total before-tax contributions exceed the dollar limit applicable to a calendar year, then in order to avoid paying a penalty tax, you should notify the Benefits Group in the Human Resources Department as soon as possible following the end of the plan year so that the excess may be returned to you by April 15 of the following year.
     (Note: This dollar limit does NOT apply to rollover contributions or transferred benefits (as discussed below) or to any amounts you contribute on a before-tax basis to your Flexible Spending Accounts.)

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2.   Federal law also limits the total amount you and the Company can contribute to this Plan for each calendar year. In general, the limit is the lesser of 25% of your pay or $30,000. This limit is based on your total pay (your base or regular pay plus overtime, bonuses, and commissions) PLUS any before-tax contributions you make to this plan and your Flexible Spending Accounts. You will be advised on an individual basis if you are affected by this limit.

3. There is also a limit on the amount of Salary Deferral Contributions that can be made to this Plan in any year by "Highly Compensated" participants. (Generally, "Highly Compensated" participants are participants who earn more than $80,000 (as such amount is adjusted each year by federal law to reflect changes in the cost of living) in the preceding calendar year and are in the top paid 20% of employees.) If this limit is exceeded, (a) excess amounts may be distributed to certain of the Highly Compensated participants, or (b) "Special Company Contributions" may be made on behalf of certain non-highly compensated participants. You will be notified individually if you are ever affected by this limit.

CHANGES IN CONTRIBUTIONS

Generally, you may prospectively begin or resume making contributions, change the amount of your contributions or discontinue making contributions as of the first day of any payroll period. To begin, discontinue, resume or change the rate of your contributions, call the voice response number (1-800-228-4015). Your change will become effective as soon as administratively possible.

ROLLOVER CONTRIBUTIONS AND TRANSFERRED BENEFITS

If you previously worked for another employer, you may have accumulated benefits under another employer-sponsored qualified pension or profit sharing plan.
Under certain circumstances, you may be able to put such benefits into this Plan by making a "rollover contribution" or having your vested benefits transferred directly from your prior employer's plan into this Plan.

Most distributions from qualified plans can be rolled over except, in general, payments made over a single life expectancy or joint life expectancies, installments for a period of 10 years or more, amounts that have been taxed previously, and the minimum amount required to be distributed each year after you reach age 70 1/2. Your distribution can be directly transferred (or rolled over) to this Plan from your prior employer's plan by, for example, asking your prior employer's plan to make the check payable to the Trustee of this Plan, or, if your distribution check was made payable to you, you can deposit the check in this Plan within 60 days after you received the check. You can also deposit an amount equal to the amount that was withheld from your distribution from your prior employer's plan. See "Rollovers and Income Tax Withholding," below for more information concerning rollovers and withholding.

In addition, if you deposited your distribution in an individual retirement account that contains ONLY funds received from one or more employer-sponsored plans (a "Rollover IRA"), you can have your benefits (plus the earnings) distributed from the Rollover IRA and deposit them in this Plan within 60 days of the date you receive them from your Rollover IRA.

If your benefits have NOT been distributed (or directly rolled over as described above) from your prior employer's plan, you may be able to have them transferred directly from the prior plan into this Plan. You are NOT permitted to transfer benefits from a "defined benefit pension plan," a "money purchase pension plan" or any profit sharing plan that allows benefits to be paid in the form of an annuity. The reason for this is that such plans require benefits to be distributed in a form of payment that is not offered under this Plan. You are also not permitted to directly transfer any deductible employee contributions or after-tax employee contributions you made to a prior employer's plan. (However, as discussed above, you may be able to have such amounts (other than after-tax employee contributions) rolled over directly from your prior employer's plan to this Plan as a rollover contribution.)

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If you are a newly hired employee (other than an ineligible employee), you may make a rollover contribution or have benefits transferred directly from your prior employer's plan into this Plan before you begin to participate in this Plan. However, you will not be able to make any Salary Deferral Contributions or receive Company Matching Contributions, if any, until you have satisfied the requirements described under "Eligibility and Participation," above.

The Company must approve all rollover contributions and transferred benefits. If you have benefits from another employer's plan or in a Rollover IRA and you want to put these funds into this Plan, contact the Benefits Group in the Human Resources Department to obtain the necessary forms and to determine whether your funds may be deposited in this Plan.

                                                                          Page 7
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                  MAINTENANCE AND INVESTMENT OF YOUR ACCOUNTS


MAINTENANCE OF ACCOUNTS

All contributions to the Plan are held in the trust fund established for the assets of the Plan. Several accounts may be maintained on your behalf. They are as follows:

     Salary Deferral Account - Generally this account reflects Salary Deferral Contributions you make under this Plan as well as any before-tax contributions that are transferred directly into this Plan from a prior employer's plan and the earnings or losses on such contributions. It may also contain Special Company Contributions because they are subject to the same withdrawal restrictions as your Salary Deferral Contributions.

     Company Matching Contributions Account - This account reflects the Company Matching Contributions, if any, made on your behalf and the earnings and losses on such contributions.

     Rollover Account - This account reflects any rollover contributions you made to the Plan and any benefits that were transferred directly into the Plan (other than before-tax contributions, which are deposited in your Salary Deferral Account) and the earnings or losses on such amounts.

     Transferred Contributions Account - This account reflects the accounts (other than before-tax accounts, which will be deposited in your Salary Deferral Account) that will be transferred to this Plan from the LCI, USLD, and prior Qwest 401(k) Plans and the earnings and losses on such contributions.

Although separate account balance records are maintained, funds in the separate accounts are commingled with the funds of other participants for investment purposes. Account balances are merely bookkeeping entries showing your share of the assets of the trust fund.

All accounts are valued on each day on which the stock markets are open for trading as of the close of the trading day. You can call the voice response number (1-800-228-4015) at any time to obtain your account balance. You will receive a written statement of your account balance as of the close of each calendar quarter.

INVESTMENT OF ACCOUNTS

The Plan has been designed to permit you to direct the investment of your account(s) and is intended to qualify as a "participant-directed" plan under
Section 404(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the regulations promulgated by the Department of Labor under ERISA Section 404(c). If you direct the investment of your accounts, the Plan's fiduciaries may be relieved of liability for losses that are the direct and necessary result of your investment directions.

The Trustee will maintain a variety of investment choices in which you may elect to invest your account balances. The investment options (together with information about the investment options) are listed in the Prospectus attached to this summary plan description. You may invest your account balances, in any whole percentage, in any one or more of the available options. When you become eligible to participate, you will receive information concerning the various options. When you enroll, you must select at least one investment choice. If you do not select one or more investment choices, your enrollment will not be processed.

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The investment options may charge transaction fees and expenses in connection with the purchase and sale of the investments. The transaction fees and expenses, which will be charged directly to your account, may include commissions, sales loads, deferred sales charges, and redemption or exchange fees.

When you invest in any investment options or securities that are subject to the registration requirements of the Securities Act of 1933, Merrill Lynch will send you a copy of any prospectuses that it receives on your behalf with respect to the investment.

You can obtain the following information about the investment options, which may be in addition to the information listed in the prospectus:

     A description of the annual operating expenses, such as investment management fees, administrative fees, and transaction costs.

     Copies of prospectuses, financial statements and reports, and any other information if such information is provided to the Plan Administrator.

     A list of the assets in the investment option's portfolio and the portion of the investment option that each asset comprises.

     If any asset is a fixed rate investment contract issued by a bank, savings and loan association, or insurance company, the name of the issuer of the contract, the rate of return, and the term of the contract.

     The value of the shares or units of the investment option and the past and current investment performance (net of expenses).

     The value of the shares or units of the investment options in which you have invested.

You can contact the Benefits Group in the Human Resources Department to obtain information about the investment choices, including the information listed above.

You may change your investment elections by changing how your future contributions are invested and/or by transferring your existing account balances at any time. All investment elections and changes in investment elections may be made by calling the voice response system at 1-800-228-4015. Merrill Lynch will send a written confirmation of your investment direction to your home address as listed in the Company's personnel records.

You can also obtain your current account balances by calling the voice response system at 1-800-228-4015. Because your quarterly statements and written confirmations of your investment directions will be sent to your home address, you should notify the Company immediately if you have a change of address.

One of the investment choices permits you to invest in Qwest Stock. Although generally you may change your investment elections at any time, your investment in Qwest Stock is subject to the federal and state securities law rules concerning "insider trading" and the Company's insider trading policy.

If you decide to purchase Qwest Stock, you have the right to vote the shares of Qwest Stock allocated to your account. The Trustee will send you the information that is sent to the other shareholders of Qwest Communications International Inc., including the annual report, proxy statement, and proxy card on which you can record your vote. In addition, if there is a tender offer for the Qwest Stock or if there are other rights to be exercised with respect to the Qwest Stock, you have the right to exercise those rights. If such rights arise, you will receive information from the Trustee concerning how you can exercise the rights with respect to the Qwest Stock in your accounts. All of your decisions concerning Qwest Stock, including the

                                                                          Page 9
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purchase, holding and sale, and the manner in which you vote the Qwest Stock will be kept confidential. Your decision to buy and sell the stock is made through Merrill Lynch's voice response system (1-800-228-4015. Any information concerning the voting of the Qwest Stock will be sent to you by the Trustee and you will return it to the Trustee, which has agreed not to disclose the information to the Company, except to the extent disclosure to the Company is necessary to comply with applicable federal or state law. In that case, to the extent possible, any information will be disclosed in the aggregate rather than on an individual basis. In addition, the Company has appointed Todd Stanelle, Qwest Communications Corporation, 6000 Parkwood Place, Dublin, OH 43016 (614) 798-6933, to monitor compliance with this confidentiality requirement.

How you choose to invest your account(s) in the Plan is an important decision that you should consider carefully. THE COMPANY CANNOT ADVISE YOU CONCERNING HOW TO INVEST your account(s) nor can it take responsibility for the performance of any investment option that you choose.

                                                                         Page 10
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                                    VESTING


You are always fully vested in all of your accounts under the Plan.

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                       IN-SERVICE WITHDRAWALS AND LOANS


IN-SERVICE WITHDRAWALS

AT ANY TIME: ROLLOVER CONTRIBUTIONS. You may withdraw all or any portion of your Rollover Contributions account. The Trustee is required by federal law to withhold federal income tax at the rate of 20% from your withdrawal unless you direct that your withdrawal be directly rolled to an individual retirement account. You may also be subject to the 10% penalty tax on withdrawals before age 59 1/2. You can request a withdrawal by calling the voice response number (1-800-228-4015). You are responsible for the fees charged to process the withdrawal.

AFTER AGE 59 1/2. After you reach age 59 1/2, you may withdraw all or any portion of your accounts under the Plan. The Trustee is required by federal law to withhold federal income tax at the rate of 20% from your withdrawal unless you direct that your withdrawal be directly rolled to an individual retirement account. You can request a withdrawal by calling the voice response number (1-800-228-4015). You are responsible for the fees charged to process a withdrawal.

BEFORE AGE 59 1/2: HARDSHIP. If you are employed by the Company or a subsidiary of the Company, you may withdraw some or all of your Salary Deferral Contributions (but not any income on such contributions), Rollover Contributions (and the income on such contributions), and Company Matching Contributions (and the income on such contributions) in the event of certain financial hardships (as specified by the IRS and described below) and only after you have received all loans available to you and withdrawn all amounts available under this Plan and any other Company 401(k) plan in which you have an account. The maximum amount you may withdraw is the amount of your financial need (plus any taxes that you must pay on the amount withdrawn). Unless you specify how you want your investments liquidated to provide cash for the hardship withdrawal, the Trustee will liquidate your investments pro rata to provide the cash necessary for your hardship withdrawal. You may also be subject to the 10% penalty tax on withdrawals before age 59 1/2. You can apply for a withdrawal by filing an application, which you can obtain from the Benefits Group in the Human Resources Department. You are responsible for the fees charged to process a withdrawal.

In order to qualify for a hardship distribution, you must have one of the following types of financial needs:

          extraordinary medical expenses incurred by you, your spouse or your dependents that are not paid by your health insurance;

          expenses (excluding mortgage payments) related to the purchase of your primary residence;

          tuition and related educational fees for the next 12 months of post-secondary education for you, your spouse or dependents; or

          funds required to prevent you from being evicted from your principal residence or from losing your principal residence due to mortgage foreclosure.

If you receive a hardship distribution, you will not be permitted to make any contributions to this Plan or the employee stock purchase plan or exercise any stock options for at least 12 months following the date of any such withdrawal. In addition, in the year following the year in which you received a hardship distribution, the maximum amount of Salary Deferral Contributions you can make to the Plan is the dollar limit in effect for that year (i.e. $10,000 for 1999) minus the amount of Salary Deferral Contributions you made in the year in which you received your hardship withdrawal.

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     EXAMPLE:  If you contributed $1,205 in the period from January 1, 1998 through May 31, 1998 and then took a hardship withdrawal from the plan on May 31, 1998, you would not be allowed to make any Salary Deferral Contributions until June 1, 1999 and the maximum amount of contributions you could make in 1999 would be $8,795 ($10,000 minus $1,205).

LOANS.

You may be able to borrow from your account(s), other than amounts subject to a qualified domestic relations order, as described below, if you are employed by the Company. Beneficiaries and alternate payees may not borrow from the Plan.

The minimum loan amount is $500. You may pay the loan application fee and loan origination fee, if any, that may be charged by the Trustee by submitting a personal check to the Trustee or by having the fee deducted from your account.

All loans are subject to the following rules and conditions:

     There are limits on the maximum amount that you can borrow from this Plan. First, the total amount of outstanding loans from this Plan is limited to 50% of your vested account balances in this Plan. Second, the total amount you may borrow is $50,000 MINUS the highest outstanding balance of any other plan loans made to you from this Plan in the 12 months immediately before the date of your new loan.

     The minimum loan amount is $500.

     You may have no more than one loan outstanding at one time.

     Your loan will be secured by an equal amount of your vested account balances, which remain in the Plan.

     All loans will bear a reasonable interest rate. The Trustee will determine the interest rate, which will be the prime rate on the last day of the calendar quarter before the calendar quarter in which the loan is made plus one percentage point.

     Generally, all loans from the Plan must be repaid within 60 months. One exception to this rule is that loans that are obtained to acquire your principal residence may be repaid over a period of up to 180 months. Another exception to the general rule is that all loans must be repaid by your 62nd birthday (your normal retirement date). The minimum loan term is 12 months.

     All loans must be repaid in substantially equal payments through payroll deduction from each paycheck, if you are still employed by the Company. If a paycheck is insufficient, you must submit a check within 5 days for the remaining amount due.

     You may prepay your loan balance at any time by submitting a check to the plan administrator. You must prepay your loan balance in full. Partial prepayments are not permitted.

     All loans will be in default if any payment is not made within 5 days of its due date If you do not cure a default by the last day of the calendar quarter following the calendar quarter in which the default occurred, you will be deemed to have receive a taxable distribution from the Plan. Your taxable distribution is equal to the outstanding balance of the loan on the last day of the calendar quarter following the calendar quarter in which the default occurred.

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     When you terminate employment with the Company, all outstanding loans will become due and payable. If the loan is not repaid within 3 months after your termination, the loan will be treated as a taxable distribution to you.


Generally, a loan that meets all of the above-described conditions will not be considered to be a taxable distribution from the Plan. However, if a loan exceeds the above-described dollar or percentage limits or if a loan (other than a home loan) is not repaid with timely repayments within five years, SOME OR ALL OF SUCH LOANS WILL BE TREATED AS TAXABLE INCOME TO YOU.

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            PAYMENT OF BENEFITS FOLLOWING TERMINATION OF EMPLOYMENT


WHAT AMOUNT IS PAYABLE

Because you are always fully vested in all of your accounts under the Plan, you will be entitled to receive your entire account balance when you terminate employment for any reason. Generally, the amount distributable will be calculated as of the valuation date immediately prior to the date your benefits are distributed. Such amount will be reduced by any amounts pledged as security for a loan from the Plan and any amounts subject to a Qualified Domestic Relations Order, as discussed below. Any outstanding loans become due and payable in full when you terminate employment.


FORM AND TIME OF PAYMENT

The Plan provides that your account balances will be paid to you in a lump sum. If you have invested in Qwest Stock, you can have the shares of Qwest Stock distributed (fractional shares will be paid in cash) or you can choose to have your entire distribution paid to you in cash.

If your vested account balance(s) total more than $5,000, you may postpone receiving your distribution. However, your account must be paid no later than your "required beginning date." See, "Required Distributions," below.

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                            REQUIRED DISTRIBUTIONS


Under federal law, your benefits must be paid to you in a lump sum no later than April 1 of the calendar year following the later of (1) the calendar year in which you turn age 70 1/2 or (2) the calendar year in which you terminate employment with the Company. However, if you own more than 5% of the value or voting power of the Company's stock, your benefits must be paid to you in a lump sum no later than April 1 of the calendar year following the calendar year in which you turn age 70 1/2 even if you are still working. The date by which your benefits must be paid is called your "required beginning date."

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                       BENEFICIARIES AND DEATH BENEFITS


DESIGNATING YOUR BENEFICIARY(IES).

When you become a Plan participant, you must complete a beneficiary designation form to indicate to whom you want your vested benefits paid if you die before all of your benefits have been paid to you. Generally, you may designate one or more beneficiaries, and you may designate contingent beneficiaries (i.e., if your primary beneficiary dies before you or before all of your benefits have been paid to your primary beneficiary, your benefits would be paid to the contingent beneficiary).

NOTWITHSTANDING THE ABOVE, IF YOU ARE MARRIED ON THE DATE OF YOUR DEATH, YOUR SPOUSE IS AUTOMATICALLY YOUR SOLE PRIMARY BENEFICIARY UNLESS YOUR SPOUSE CONSENTED IN WRITING TO YOUR DESIGNATION OF ANOTHER PRIMARY BENEFICIARY. (You can name whomever you want as contingent beneficiary/ies, without your spouse's consent.) To be valid, your spouse's consent must be in writing, it must have been witnessed by a notary public and it must have been filed with the plan administrator at the same time as your beneficiary designation. If you designate your spouse as your beneficiary and are later divorced, your beneficiary designation will become invalid as of the date of your divorce. If you still wish your benefits to be paid to your former spouse, you must submit a Beneficiary Designation Form that names your former spouse as beneficiary and is signed after the date of your divorce to the Benefits Group in the Human Resources Department.

If no valid beneficiary designation is on file with the plan administrator at the time of your death, your benefits will be paid to your surviving spouse, if any, otherwise to your estate.


FORM AND TIME OF PAYMENT TO YOUR BENEFICIARY(IES)

The Plan provides that your beneficiary's share of your account balance will be paid as a single sum as soon as administratively practicable after your death.

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                               CLAIMING BENEFITS


APPLICATIONS FOR BENEFITS

When you terminate employment and wish to receive your account balances, call the voice response system (1-800-228-4015) to request a distribution. In the event of your death, your beneficiary should contact the Benefits Group in the Human Resources Department. If your beneficiary is entitled to a benefit, the Benefits Group will furnish information concerning the payment of your benefits. You or your beneficiary must provide such documentation as the Plan Administrator may require to support the claim for benefits.

NOTICE OF DENIAL

If you or your beneficiary apply for a benefit under the Plan and the claim is denied in full or in part, the Plan Administrator will notify you or your beneficiary in writing within 90 days (or within 180 days if you are notified that additional time is needed to make a decision). The notice of denial will state the reasons for the denial, refer to the specific Plan provisions on which the denial is based, describe additional materials that may be required to perfect your claim and explain the claim review procedures. If no response to the initial claim is received within 90 days, you or your beneficiary may consider the claim to have been denied.

RIGHT TO APPEAL

If all or part of a claim is denied, you or your beneficiary may request a review of your denied claim. The request for review (your "appeal") must be submitted to the Plan Administrator within 60 days and it must be in writing.
If you do not file a written appeal within 60 days after the denial, the decision of the plan administrator will become final. To help you prepare the appeal, you or your beneficiary (and/or your representative) have the right to review pertinent documents regarding the claim and its denial and you may submit issues and comments in writing as part of your appeal.

The Plan Administrator will furnish you or your beneficiary with the decision regarding the appeal within 60 days (or within 120 days, if you are notified of the need for additional time). The decision of the Plan Administrator on the appeal will be final.

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               CIRCUMSTANCES THAT MAY AFFECT YOUR PLAN BENEFITS


The Plan is designed to provide you with a source of income during your retirement. As a "qualified" plan under federal law, your vested rights to your benefits are protected in a number of ways. However, there are certain circumstances under which your benefits may be forfeited, delayed or decreased, as follows:

 .    If you fail to repay a loan from the Plan when the loan is due, the amount of your account that is equal to the outstanding loan obligation (including unpaid interest and costs) may be applied by the Trustee to satisfy the indebtedness.

 .    Some or all of your benefits may be lost to the extent that they are required to be paid to your spouse, former spouse, child or other dependent pursuant to a judgment, decree or order made pursuant to a state domestic relations law. For more information about domestic relations orders, see the section entitled "Qualified Domestic Relations Orders" below.

 .    Benefits may also be reduced by adverse investment experience, by any taxes assessed against or payable by the fund or your account, and by administrative costs.

                              GENERAL INFORMATION


FEDERAL PENSION BENEFIT INSURANCE - PLAN NOT COVERED

Under ERISA, a new corporation was established within the United States Department of Labor to insure the adequacy of defined benefit pension plan trust funds. Under present law, the Pension Benefit Guaranty Corporation does not insure the adequacy of defined contribution profit sharing plan trust funds in any way. This Plan is a defined contribution profit sharing plan, not a defined benefit pension plan. Accordingly, the benefits under this Plan are not insured.

ASSIGNMENT OF BENEFITS

You cannot assign, pledge, encumber or otherwise alienate your benefits under this Plan. However, under an exception to this general rule, any amount borrowed from the Plan trust may be secured by a pledge of your vested interest in the trust fund.

Another exception to this general rule provides that all or a portion of your accounts may be paid to your spouse, former spouse, children or other dependents pursuant to a judgment, decree or order that is a "qualified domestic relations order" issued pursuant to a state domestic relations law. (See below.)

QUALIFIED DOMESTIC RELATIONS ORDERS

GENERAL. A domestic relations order is any judgement or decree that has been made pursuant to state domestic relations laws (including community property laws). Such orders relate to provisions for child support, alimony payments or marital property rights to a spouse, former spouse, child or other dependent. In general, such orders are made pursuant to divorce proceedings.

DEFINITION. A "qualified domestic relations order" or "QDRO" is any domestic relations order that recognizes the existence of or creates or assigns the right to a spouse, former spouse, child or other dependent (an "alternate payee") to receive all or a portion of the benefits payable to a plan participant. A QDRO must clearly specify certain information, including your name and address and the amount or percentage of your benefits to be paid by the Plan to the alternate payee.

NOTICE. Upon receipt of a domestic relations order, the Plan Administrator will notify both you and the alternate payee that the order has been received. In addition, the Plan Administrator will notify you of the Plan's procedures for determining whether the order is a QDRO.

HOLD ON PARTICIPANT'S ACCOUNT. When the Plan Administrator receives a domestic relations order (whether in draft or entered by a court) or when the Plan Administrator receives information that it may receive a domestic relations order, the Plan Administrator will place a "hold" on your accounts. While the hold is in effect, you may not withdraw or borrow funds from your account or if you have terminated employment, you may not receive a distribution. If the hold was placed on the account because the Plan Administrator received an order, the hold will continue until the first to occur of (1) the 90th day after the Plan Administrator gives the parties its comments on the order or (2) the date your accounts are divided between you and the alternate payee on the records of the plan after the Plan Administrator has determined that the order is a QDRO. If the hold was placed on your account because the Plan Administrator received information that it would receive an order, the hold will be removed if the Plan Administrator has not received an order within 90 days after it placed the hold on the account.

PAYMENT TO ALTERNATE PAYEE. After the Plan Administrator has determined that a domestic relations order addressed to the plan is a QDRO, the amount payable to the alternate payee will be paid to the alternate payee in a lump sum as soon as practical.

If you have any questions about QDROs or the payment of benefits under a domestic relations order you should contact the Plan Administrator.

TERMS AND CONDITIONS OF EMPLOYMENT

Neither the establishment of the Plan nor your participation in the Plan is a contract of employment. Every employee, whether or not a participant, is subject to discharge just as though the Plan had never been adopted.

PLAN CHANGES AND TERMINATION

The Company reserves the right to amend, suspend or terminate the Plan and trust for any reason.

Upon the termination of the Plan, the Plan Administrator will notify the Trustee. The Trustee will then determine the net worth of the trust fund and advise the Plan Administrator of any increase or decrease in such net worth occurring since the last preceding valuation date. Any increase or decrease in the net worth of the trust fund will be allocated among the accounts of participants then remaining in the Plan.

In the case of a full or partial Plan termination, after the allocations have been completed, the Trustee will distribute to each participant affected by the termination of the Plan the entire amount then credited to his or her account or accounts if applicable law permits a distribution. If applicable law does not permit a distribution, the Trustee will distribute each participant's account when the participant reaches age 59 1/2, terminates employment, becomes disabled or dies.

PAYMENTS TO MINORS, ETC.

A benefit payable to a minor, an incompetent person or other person incapable of receiving the benefit will be paid to the person's guardian or to the party providing or reasonably appearing to provide for the care of such person.

CONTROLLING LAW

The Plan will be enforced according to the laws of Colorado to the extent that those laws have not been preempted by federal law.

STATEMENT OF ERISA RIGHTS

(1) As a participant in the Qwest Communications 401(k) Savings Plan, you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all plan participants are entitled to:

     (a) examine, without charge, at the plan administrator's office, and at other specified locations, such as worksites, all Plan documents, including insurance contracts and copies of all documents filed by the Plan with the U.S. Department of Labor, such as detailed annual reports and plan descriptions.

     (b) obtain copies of all Plan documents and other Plan information upon written request to the plan administrator. The administrator may make a reasonable charge for the copies.

     (c) receive a summary of the Plan's annual financial report. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.

     (d) obtain a statement of your right to receive a benefit at normal retirement age and if so, what your benefits would be at normal retirement age if you stop working now. If you do not have a right to a benefit, the statement will tell you how many more years you have to work to get a right to a benefit. This statement must be requested in writing and is not required to be given more than once a year. The Plan must provide the statement free of charge.

(2) In addition to creating rights for plan participants, ERISA imposes duties upon the people who are responsible for the operation of the Plan.

(3) The people who operate the Plan, called "fiduciaries," have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries.

(4) No one, including the Company or any other person, may fire you or otherwise discriminate against you for the purpose of preventing you from obtaining a benefit or exercising your rights under ERISA. Employment may always be terminated for other customary reasons, however.

(5) If your claim for a benefit is denied in whole or in part you must receive a written explanation of the reason for the denial. You have the right to have the plan administrator review and reconsider your claim.

(6) Under ERISA, there are steps you can take to enforce your rights. For instance, if you request materials from the Plan and do not receive them within 30 days, you may file suit in a federal court. In such a case, the court may require the plan administrator to provide the materials and pay you up to $100 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or federal court. If it should happen that plan fiduciaries misuse the plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

(7) If you have any questions about your plan, you should contact the plan administrator. If you have any questions about this statement or about your rights under ERISA, you should contact the nearest office of the Pension and Welfare Benefits Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, U.S. Department of Labor, Pension and Welfare Benefits Administration, 200 Constitution Ave., N.W., Washington, D.C. 20210.